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                                                                      Exhibit 99


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported): May 24, 1999



                         NORTHSTAR HEALTH SERVICES, INC.
             (Exact name of registrant as specified in its charter)


                  DELAWARE                                  0-21752                         25-1697152
(State or other jurisdiction of Incorporation)        (Commission File No.)     (IRS Employer Identification No.)




665 PHILADELPHIA STREET, INDIANA, PENNSYLVANIA             15701
(Address of principal executive offices)                 (Zip Code)



Registrant's telephone number including area code:    (724) 349-7500





                                 Not Applicable
          (Former name or former address, if changed from last report)




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ITEM 5.  OTHER EVENTS

Resignation of Chief Financial Officer

         Lisa S. Guarino, the Company's Executive Vice-President, Chief Financial Officer, Treasurer, and Principal Accounting Officer, has resigned from these positions effective June 4, 1999. Ms. Guarino, who is leaving to pursue her own consulting and financial services business, has agreed to continue to assist the Company as a financial advisor, on an as needed basis, with issues related to the Finance Department and other matters. The Company is presently searching for a replacement.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

         (a)   Financial Statements of businesses being acquired:   None.

         (b)   Pro Forma financial information:   None.

         (c)   Exhibits:

               (99.1) Press Release, dated May 27, 1999, issued by the Company.

               (99.2) Termination of Letter of Employment between Northstar
                      Health Services, Inc., and Lisa S. Guarino, CPA, dated May 24, 1999.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                         Northstar Health Services, Inc.



                         /s/ Thomas W. Zaucha
                         -------------------------------
                         Name:  Thomas W. Zaucha
                         Title: Chairman, CEO, President and Director
                                (Principal Executive Officer)


                         /s/ Lisa S. Guarino
                         -------------------------------
                         Name:  Lisa S. Guarino
                         Title: Executive Vice-President, Chief Financial
                                Officer and Treasurer
                                (Principal Accounting and Financial Officer)

May 27, 1999
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                                                                    Exhibit 99.1



Contact:          Thomas W. Zaucha, Chairman and CEO
                  Northstar Health Services, Inc.
                  (724) 465-3200

                                                    FOR IMMEDIATE RELEASE

                  NORTHSTAR HEALTH ANNOUNCES RESIGNATION OF CFO

INDIANA, PA - MAY 27, 1999 -- Northstar Health Services, Inc. (OTCBB:NSTR), announced today the resignation of Lisa S. Guarino, CPA, the Company's Executive Vice-President, Chief Financial Officer, and Treasurer, effective June 4, 1999. Ms. Guarino has agreed to continue to assist the Company as a financial advisor, on an as needed basis, with issues related to the Finance Department and other matters.

Ms. Guarino, who is leaving to pursue her own consulting and financial services business, stated, "My experience at Northstar has been professionally challenging and rewarding, and I am appreciative of the opportunities that I have had. The knowledge that I have gained over the years is invaluable, and I am sure it will serve me well in my future endeavors. I look forward to continuing my relationship with Northstar in a new capacity."

The Company is presently searching for a replacement. According to Thomas W. Zaucha, Chairman and CEO of Northstar Health Services, Inc., "It is with deep regret that I have accepted Lisa's resignation as CFO, as she has been a valued member of the management team at Northstar. However, I am pleased that she has agreed to continue her association with the Company, and that we will have access to her knowledge and expertise as needed."

Northstar Health Services, Inc., is a leading provider of physical rehabilitation and contracted long term care services at outpatient rehabilitation clinics and by contract to other healthcare facilities in Pennsylvania, Ohio and West Virginia.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitations, changes in policies regarding reimbursement, increased levels of competition, competition for qualified personnel, the outcomes of current litigation involving the Company, defaults in borrowing arrangements, outcome of debt restructuring negotiations, and the ability to have its Common Stock relisted on a national market or exchange and other risks detailed from time to time in the Company's SEC reports.

                                      ####
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                                                                    Exhibit 99.2



                       TERMINATION OF LETTER OF EMPLOYMENT

This agreement, effective June 4, 1999, by and between Northstar Health Services, Inc. (NSH), Indiana, Pennsylvania, 15701, and Lisa S. Guarino, CPA, 72 Shady Drive, Indiana, Pennsylvania, 15701 (LSG), terminates the Letter of Employment effective September 1, 1997, between the aforementioned parties under the following terms and conditions:

1. LSG hereby resigns as the Executive Vice-President, Chief Financial Officer and Treasurer of NSH effective June 4, 1999. LSG will thereafter be employed on a part-time, as needed, basis to assist the Company with issues related to the Finance Department and other matters as mutually agreeable. Dates and hours of work will be determined on a mutually agreeable basis.

2. LSG will be paid at the rate of $65.00 per hour for all hours worked after June 4, 1999. All other benefits will be limited to those customary for a casual, part-time employee.

3. If a change of control (as defined in the Letter of Employment effective September 1, 1997) takes place prior to May 31, 2000, and LSG has represented the Company in any capacity in the due diligence process (as evidenced by hours documented on LSG's Employee Timesheets), LSG will be granted a bonus of $60,000 on the closing date of the change of control, to be paid within fourteen (14) days.

Agreed to this 24th day of May, 1999, by:



/s/ Lisa S. Guarino                             /s/ Thomas W. Zaucha
--------------------------                      ---------------------------
Lisa S. Guarino, CPA                            Thomas W. Zaucha, CEO
                                                Northstar Health Services, Inc.


/s/ Denise A. Shildt                            /s/ Charles R. Quiggle
--------------------------                      ---------------------------
Witness: Denise A. Shildt                       Witness: Charles R. Quiggle